EXHIBIT 5

FOURTH AMENDMENT TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This Fourth Amendment to the Amended and Restated Rights Agreement (this “Fourth Amendment”) is made effective as of the 7th day of May, 2014. This Fourth Amendment is an amendment to the Amended and Restated Rights Agreement, dated as of December 7, 1998 (the “Rights Agreement”), Amendment No. 1 to Amended and Restated Rights Agreement dated March, 19, 2005, the Second Amendment to the Amended and Restated Rights Agreement dated August 15, 2008, and the Third Amendment to the Amended and Restated Rights Agreement dated August 14, 2009, between Diversicare Healthcare Services, Inc. (formerly Advocat Inc.), a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, (the “Rights Agent”), as successor rights agent to SunTrust Bank, as successor rights agent to Third National Bank in Nashville.

RECITALS

WHEREAS, the Board of Directors of the Company has deemed it advisable to amend certain provisions of the Rights Agreement; and

WHEREAS, pursuant to and in compliance with Section 26 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement as set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

1.             Section 7(a) of the Rights Agreement is hereby amended by deleting therefrom the words “August 2, 2018” and inserting in their place the words “May 15, 2014.”

2.            Except as herein specifically amended, the terms of the Rights Agreement shall remain unmodified, and the Rights Agreement, as subsequently amended by Amendment No. 1, the Second Amendment, and Third Amendment shall remain in full force and effect.

3.            Capitalized terms used in this Fourth Amendment but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

4.            This Fourth Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State.

5.            This Fourth Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constituted one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed, all as of the day and year first above written.

Diversicare Healthcare Services, Inc.

By:	/s/ Kelly Gill
Name:	Kelly Gill
Title:	Chief Executive Officer

Computershare Trust Company, N.A., as Rights Agent,

By:	/s/ Robert A. Buckley, Jr.
Name:	Robert A. Buckley, Jr.
Title:	Senior Vice President